Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
VACANT LAND PURCHASE AGREEMENT APPROVAL, EXECUTIVE OFFICER CONTINUING ENGAGEMENT APPROVAL AND REVISION, AND TERMINATION OF AN EXECUTIVE OFFICE

Vancouver, B.C. – June 6, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, further to the Company's News Release of May 16, 2011, the Company, being the sole shareholder of Coronus Energy Corp. (“Coronus”), approved the Vacant Land Purchase Agreement (the “Joshua Tree East Agreement”) entered into by Coronus on May 9, 2011. Under the Joshua Tree East Agreement, Coronus agrees to acquire a 56.03 acre parcel of vacant land, situated east of Joshua Tree, in the County of San Bernardino, California, from Sal, Alfred and Frances Gonzalez. The purchase price is USD $200,000. Coronus deposited USD $5,000 into escrow and agrees to deposit an additional USD $25,000 within sufficient time to close escrow. Sal, Alfred and Frances Gonzalez agree to carry back the balance amount of USD $170,000 for three years at 6.5% per annum interest, with monthly payments of interest only. Close of escrow was June 15, 2011. In conjunction with the Company’s approval, the close of escrow was extended to June 30, 2011.

Additionally, on May 31, 2011, the Company approved Jeff Thachuk’s continuing engagement with the Company, as revised, to serve as the Company’s Chief Executive Officer. Effective June 1, 2011, reflecting a full-time commitment, Mr. Thachuk shall receive a salary of CAD $8,000 per month to serve as Chief Executive Officer.

Lastly, on May 31, 2011, the continuing engagement of Raven Kopelman as Chief Programmer was mutually terminated, effective June 1, 2011. Concurrently, the Company terminated the office of Chief Programmer. This position and office are no longer required, as, on November 2, 2009, the Company redirected its business from delivering educational courses over the Internet to the deployment and operation of utility-scale solar power systems in the State of California. Mr. Kopelman continues to serve as a Director of the Company and as a Member of the Company’s Audit Committee.

Coronus Solar Inc.	News Release	Page 1 of 2

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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